Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement Amendment No. 3 on Form S-4 of our report dated March 21, 2025, which includes an explanatory paragraph relating to GrabAGun Digital Holdings Inc. and Subsidiary’s ability to continue as a going concern, relating to the financial statements of GrabAGun Digital Holdings Inc. and Subsidiary as of December 31, 2024 and for the period from December 30, 2024 (inception) through December 31, 2024, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

June 16, 2025